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SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

DIGIRAD CORPORATION

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

253827109

(CUSIP Number)

DECEMBER 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 253827109

1.	Names of Reporting Persons VECTOR LATER-STAGE EQUITY FUND II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 253827109

1.	Names of Reporting Persons VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 253827109

1.	Names of Reporting Persons VECTOR FUND MANAGEMENT II, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 253827109

1.	Names of Reporting Persons PALIVACINNI PARTNERS, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,835

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 28,835

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,835

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 253827109

1.	Names of Reporting Persons D. THEODORE BERGHORST

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization UNITED STATES OF AMERICA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 90,302

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 90,302

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 90,302

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 253827109

1.	Names of Reporting Persons DEBORAH H. BERGHORST TTEE FBO BERGHORST 1998 DYNASTIC TRUST

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 60,780

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 60,780

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,780

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 253827109

1.	Names of Reporting Persons PETER F. DRAKE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization UNITED STATES OF AMERICA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 42,892

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 42,892

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer DIGIRAD CORPORATION
	(b)	Address of Issuer’s Principal Executive Offices 13950 STOWE DRIVE, POWAY, CA 92064

Item 2.
(a)

Name of Person Filing
THIS SCHEDULE 13G IS BEING JOINTLY FILED BY EACH OF THE FOLLOWING PERSONS PURSUANT TO RULE 13-d(1) (k) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 13 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"): (1) VECTOR LATER-STAGE EQUITY FUND II, L.P. ("VLSEF II"); (2) VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.("VLSEF II QP"); (3) VECTOR FUND MANAGEMENT II, L.L.C. ("VFM II"); (4) PALIVACINNI PARTNERS, L.L.C.; (5) D. THEODORE BERGHORST; (6) DEBORAH BERGHORST TTEE FBO BERGHORST 1998 DYNASTIC TRUST ("TRUST"); (7) PETER F. DRAKE. EACH OF THE FOREGOING IS HEREINAFTER INDIVIDUALLY REFERRED TO AS A "REPORTING PERSON" AND COLLECTIVELY AS THE "REPORTING PERSONS". THE REPORTING ERSONS HAVE ENTERED INTO A JOINT FILING AGREEMENT, A COPY OF WHICH IS FILED WITH THIS SCHEDULE 13G AS EXHIBIT A, PURSUANT TO WHICH THE REPORTING PERSONS HAVE AGREED TO FILE THIS STATEMENT JOINTLY IN ACCORDANCE WITH THE PROVISIONS OF RULE 13d-1 (k) (1) UNDER THE ACT.

THE REPORTING PERSONS MAY BE DEEMED TO CONSTITUTE A "GROUP" FOR PURPOSES OF SECTION 13(d) (3) OF THE ACT. THE REPORTING PERSONS EXPRESSLY DISCLAIM THAT THEY HAVE AGREED TO ACT AS A GROUP OTHER THAN AS DESCRIBED IN THIS SCHEDULE 13G.

	(b)	Address of Principal Business Office or, if none, Residence THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF EACH OF THE REPORTING PERSONS IS 1751 LAKE COOK ROAD, SUITE 350, DEERFIELD, ILLINOIS 60015.
(c)

Citizenship
VLSEF II, VLSEF QP, VFM II, PALIVACINNI PARTNERS, L.L.C. AND THE TRUST ARE ALL REPORTING PERSONS ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE. D. THEODORE BERGHORST AND PETER F. DRAKE ARE REPORTING PERSONS WHO ARE CITIZENS OF THE UNITED STATES OF AMERICA.

	(d)	Title of Class of Securities COMMON STOCK, PER VALUE $0.001 PER SHARE
	(e)	CUSIP Number 253827109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

PURSUANT TO RULE 13d-4 OF THE ACT, THE REPORTING PERSONS EXPRESSLY DECLARE THAT THE FILING OF THIS STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT ANY SUCH PERSON IS, FOR THE PURPOSES OF SECTION 13(d) AND/OR SECTION 13(g) OF THE ACT, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS STATEMENT.

ALL OWNERSHIP PERCENTAGES OF THE SECURITIES REPORTED HEREIN ARE BASED UPON 18,943,937 SHARES OF COMMON STOCK OUTSTANDING AS OF OCTOBER 15, 2008, AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT FILED ON FORM 10-Q WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 2008 FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2008.

VLSEF II
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 4.	Ownership (Cont.)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VLSEF II QP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 4.	Ownership (Cont.)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VFM II
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 4.	Ownership (Cont.)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Palivacinni Partners, L.L.C.
(a)

Amount beneficially owned:

PALIVACINNI PARTNERS, L.L.C. IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 28,835 SHARES OF COMMON STOCK.  PALVIACINNI PARTNERS, L.L.C. DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.

	(b)	Percent of class: 0.2%
	(c)	Number of shares as to which the person has: 28,835
		(i)	Sole power to vote or to direct the vote 28,835
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 28,835
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 4.	Ownership (Cont.)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

D. Theodore Berghorst
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.5%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 90,302
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 90,302
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 4.	Ownership (Cont.)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Deborah Berghorst TTEE FBO Berghorst 1998 Dynastic Trust ("the Trust")
(a)

Amount beneficially owned:

THE TRUST IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 60,780 SHARES OF COMMON STOCK.  THE TRUST DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.

	(b)	Percent of class: 0.3%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 60,780
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 60,780
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 4.	Ownership (Cont.)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Peter F. Drake
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.2%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 42,892
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 42,892
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
SEE RESPONSE TO ITEM 4

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group
NOT APPLICABLE

Item 9.	Notice of Dissolution of Group
NOT APPLICABLE

Item 10.	Certification
NOT APPLICABLE

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2008

VECTOR LATER-STAGE EQUITY FUND II, L.P.

BY:	VECTOR FUND MANAGEMENT II, L.L.C.
ITS:	GENERAL PARTNER

BY:	VECTOR ASSET MANAGEMENT, INC.
ITS:	MANAGING MEMBER

BY:	/s/ THOMAS C. DORN
CHIEF FINANCIAL OFFICER

VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.

BY:	VECTOR FUND MANAGEMENT II, L.L.C.
ITS:	GENERAL PARTNER

BY:	VECTOR ASSET MANAGEMENT, INC.
ITS:	MANAGING MEMBER

BY:	/s/ THOMAS C. DORN
CHIEF FINANCIAL OFFICER

VECTOR FUND MANAGEMENT II, L.L.C.

BY:	VECTOR ASSET MANAGEMENT, INC.
ITS:	MANAGING MEMBER

BY:	/s/ THOMAS C. DORN
CHIEF FINANCIAL OFFICER

PALIVACINNI PARTNERS, L.L.C.

BY:	/s/ DOUGLAS B. REED
DOUGLAS B. REED, MANAGING MEMBER

/s/ D. THEODORE BERGHORST
D. THEODORE BERGHORST

DEBORAH H. BERGHORST TTEE
FBO BERGHORST 1998 DYNASTIC TRUST

BY:	/s/ D. THEODORE BERGHORST
D. THEODORE BERGHORST, FINANCIAL ADVISOR

/s/ PETER F. DRAKE
PETER F. DRAKE